Exhibit 10.1

AMENDMENT #___ TO NONQUALIFIED STOCK OPTION AGREEMENT

THIS AMENDMENT TO NONQUALIFIED STOCK OPTION AGREEMENT (the “Amendment”) is made effective as of November ___, 2019 (the “Effective Date”) by and between Drone Aviation Holding Corp., a Nevada corporation (the “Corporation”) and __________________ (the “Holder”) (collectively the “Parties”).

BACKGROUND

A. The Corporation and Holder are the parties to that certain Nonqualified Stock Option Agreement for _______ shares of the Corporation’s Common Stock, par value $0.0001 per share that was granted by the Corporation to the Holder on __________ (the “Option Agreement”); and

B. The Parties desire to amend the Option Agreement, as set forth below.

NOW THEREFORE, in consideration of the execution and delivery of the Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Section 8 (b) – Termination of Employment – is hereby amended as follows: The first two sentences of Section 8(b) are hereby amended and restated in their entirety to provide as follows: “In the event that Optionee is removed as a director, officer or employee by the Company at any time other than for “Cause” or resigns as a director, officer or employee for “Good Reason”, the Option granted to Optionee may be exercised by the Optionee, to the extent the Option was exercisable on the date Optionee ceases to be a director, officer or employee, at any time before the date on which the Option otherwise expires by its terms, at which time the Option shall terminate; provided, however, if the Optionee dies before the Option terminates and is no longer exercisable, the terms and provisions of Section 11 shall control.”

2. Section 10 – Retirement – is hereby amended and restated in its entirety to provide as follows: “If Optionee retires at age 60 or older from the Company and has at least four (4) years of service with the Company, such Option may be exercisable at any time on or before the date on which the Option otherwise expires by its terms. If Optionee retires but does not meet this requirement, the Option may thereafter be exercised to the extent it was exercisable at the time of such Retirement, but may not be exercised after ninety (90) days from the retirement date or the expiration of the stated term in the Option, whichever date is earlier; provided, however, if the Optionee dies before the Option terminates and is no longer exercisable, the terms of Section 11 shall control.”

3. This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Option Agreement and previous Amendment(s). All initial capitalized terms used in this Amendment shall have the same meaning as set forth in the Option Agreement unless otherwise provided. Except as specifically modified hereby, all of the provisions of the Option Agreement, which are not in conflict with the terms of this Amendment, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

DRONE AVIATION HOLDING CORP.		ACCEPTED AND ACKNOWLEDGED:

By:		By:
Name:
CEO